Exhibit 10.1
SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is made and entered into as of July 19, 2006, among The Medical Exchange Inc., a Nevada corporation (the “Purchaser”), IDO Securities Limited., a company incorporated under the laws of the State of Israel (the “Company”) and the selling shareholders whose names, addresses and signatures are set forth on the Signature Pages to this Agreement (the “Vendors” and collectively with Purchaser and Company, the “Parties”).

W I T N E S S E T B H

WHEREAS, the Company currently has 50,000 shares of NIS 1.00 par value per share of ordinary shares (“Company Shares”) authorized, of which 1,025 shares are outstanding as of the date hereof , and

WHEREAS, as of the date hereof the Vendors own the number of Company Shares of the Company set forth opposite their name on the Appendix A to this Agreement which comprise all of the issued and outstanding Company Shares (the “Purchased Shares”); and

WHEREAS, the Purchaser and the Vendors believe that it is desirable and in their mutual best interests that Purchaser acquires 100% of the issued and outstanding Company Shares upon the terms and conditions set forth herein, which upon the Closing of the Purchase according to this Agreement would make Company a wholly owned subsidiary of the Purchaser; and

WHEREAS the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Purchase and also to prescribe various conditions to the Purchase.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, the Purchaser and the Vendors hereby agree as follows:

ARTICLE I

Purchase & Sale

1.1         Agreement for Purchase and Sale Subject to the terms and conditions hereof:

(a) the Vendors agree to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase the Purchased Shares and any loans which Vendors have outstanding against Company (set forth in the audited financial statements of the Company the “Loans”) (together, the “Purchase”).

(b) The Purchaser shall use reasonable commercial efforts to cause the Company’s bank to release Vendors from their personal guarantees with respect to Company debt and accounts. As of the date hereof the sole personal guarantee of Vendors is from Gil Stiss to Company’s bank. Prior to Closing Gil shall void his said personal guarantee.

1.2         Closing. The closing of the Purchase (the “Closing”) will take place on the date the Parties agree upon after satisfaction or waiver of the conditions set forth in Article VII, and no later than 31 August 2006 (the “Closing Date”).

1.3         Directors. At the Closing the following persons shall be appointed as directors of the Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be:

Gil Stiss, Irit Reiner and Michael Goldberg.

1.4         Purchase Price

 Amount of Purchase Price. At Closing the aggregate purchase price payable by the Purchaser to the Vendors for the Purchase shall be the sum of One Million US Dollars ($1,000,000) (the “Purchase Price”) to be paid to each of the Vendors as set forth opposite their respective names in Appendix A.

ARTICLE II

Representations & Warranties of Vendors

2.0         Vendors Representations & Warranties. Each Vendor represents and warrants to the Purchaser that:

2.1         Ownership and Right to Sell Purchased Shares. The Vendor beneficially owns and controls and has good and marketable title to the Purchased Shares registered in the Vendor’s name free and clear of any and all mortgages, charges, liens, pledges, encumbrances, demands, security interest or claims of others (the “Liens”) and has the absolute right, power and authority to sell, transfer and assign the said Purchased Shares to the Purchaser in accordance with the terms and conditions herein contained.

2.2         No Litigation against Purchased Shares. The Vendor is not aware of any injunctions, judgments, orders, legal actions, or similar proceedings, either threatened, pending or outstanding, against or relating to the Purchased Shares or the Vendor which would or could affect or prohibit the completion by the Vendor of the transactions contemplated hereby.

2.3         No Litigation against Vendor. There are no actions, suits, claims, complaints, judgments, injunctions, orders, awards, executions or legal, administrative, arbitrations or similar proceedings, governmental investigations, or other proceedings pending or threatened against or affecting the Vendor at law or in equity or before any state, municipal or other government department, commission, board, bureau, agency or instrumentality, domestic or foreign which would or could affect or prohibit the completion by the Vendor of the transactions contemplated hereby.

2.4         No Options. No party other than the Purchaser under this Agreement has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Vendor of the Purchased Shares. As of the Closing the Vendors waive any rights of first refusal that they have towards the other Vendors and terminate any and all shareholder agreements amongst or between Vendors.

2.5         Non contravention. The execution, delivery and performance of this Agreement and all other agreements and documents required to be executed, issued or delivered by the Vendor hereunder is not in contravention of any of the terms of any indenture, trust deed, bond, mortgage, charge, debenture, agreement or undertaking to which the Vendor is a party or by which the Vendor is bound.

2.6         Representation. Each Vendor acknowledges that it has had the opportunity to consult with legal counsel respecting this Agreement.

2.7         It is agreed and understood that the representations and warranties set out in this Section 2 from each of the Vendors relates only to the specific Vendor and that specific Vendor’s common shares in the capital of the Corporation representing part of the Purchased Shares and such representations and warranties shall not extend to or include any representations and warranties in respect of any of the other Vendors.

2.8         Waiver & Releases by Each Vendor. Each Vendor (on his behalf and on behalf of each of his agents, attorneys, heirs, successors, executors, personal representatives and assigns) does hereby absolutely and unconditionally waive, release and forever discharge each of the Company, its affiliates and subsidiaries, their respective past, present and future officers, directors, shareholders, employees, agents, attorneys, successors and assigns, from any claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated or unliquidated, absolute or contingent, known or unknown, from the beginning of time to the date of the Closing. This Section 2.8 shall not affect any of Gil Stiss’ rights against the Company as detailed in the employment agreement attached hereto as Appendix 6.5.

ARTICLE III

Representations and Warranties of the President of the Company and the Company

As of the date hereof and as of the Closing, except as otherwise provided in the Disclosure Schedule, the Company represents and warrants to the Purchaser and Gil Stiss, President of the Company, represents and warrants to the Purchaser to the best of his knowledge and belief (for the purposes of this Agreement, “best of his knowledge and belief” shall mean the actual knowledge of Gil Stiss and the knowledge Gil Stiss would reasonably be expected to have in his capacity as President of the Company) that:

3.1         Organization. The Company is a corporation duly organized, validly existing under the laws of the State of Israel and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not be reasonably expected to (i) prevent or materially delay the consummation of the Purchaser, or (ii) have a material adverse effect (as defined in Section 9.3) on the Company. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Purchase. The Company has made available to the Purchase complete and correct copies of its Articles of Association and Certificate of Incorporation.

3.2         No Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

3.3         Capitalization. The authorized capital of the Company consists of 50,000 Ordinary Shares, nominal value 1.00 NIS (“Ordinary Shares”), of which 1,025 Ordinary Shares are issued and outstanding and all of which are held and beneficially owned by the Vendors as set forth on Appendix A.

All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company. There are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

3.4         Authority.

(a)        The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

The Board of Directors of the Company duly and unanimously adopted resolutions approving this Agreement

3.5         Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of Israel Company Registrar, and the filings contemplated in connection with the Purchase, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Certificate of Incorporation of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a “Governmental Entity”) (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets may be bound; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Purchaser.

3.6         Financial Statements As of the Closing the audited financial statements of the Company set forth in Section 3.6 of the Disclosure Schedule as of and for the year ended 31.12.2005, (the “Balance Sheet Date”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board (the “PCAOB”) with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as at the dates thereof and the results of the Company’s operations and cash flows for the periods then ended.

3.7         Absence of Certain Changes or Events. As of the Balance Sheet Date, the Company has conducted its businesses only in the ordinary course consistent with past practice, there has not been any material adverse change with respect to the Company. Since the Balance Sheet Date, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company’s capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any material change in accounting methods, principles or practices by the Company, (iv) (w) any granting by the Company to any employee of the Company of any increase in compensation except as provided for in written employment agreement, , (x) any granting by the Company to any employee of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of the Balance Sheet Date, (y) except employment arrangements in the ordinary course of business consistent with past practice with employees, any entry by the Company into any employment, severance or termination agreement with any employee, or (z) any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company, (vi) any amendments or changes in the Certificate of Incorporation or Articles of Association of the Company, (vii) any material revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (viii) any increase in debt over $20,000 or (ix) any other action or event that would have required the consent of the Purchaser pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

3.8         No Undisclosed Liabilities. To the knowledge of the Company, the Company did not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Company (including the notes thereto). Since the Balance Sheet Date and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice, the Company has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that could be reasonably expected to have a material adverse effect on the Company, or would be required by GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto).

3.9         Benefit Plans; Chief Scientist. The Company has not adopted any employee benefit plans. The Company has not applied for or received any benefits from the Israeli Ministry of Industry and Trade.

3.10       Other Compensation Arrangements. Except as disclosed as of the date of this Agreement, the Company is not a party to any oral or written (i) consulting agreement that is not terminable on not more than 30 calendar days notice, or union or collective bargaining agreement, (ii) agreement with any executive officer or other key employee of the Company (iii) agreement with a third party in which a Company officer or other employee is a shareholder, partner, consultant or employee or (iii) any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan.

3.11       Litigation. There is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the best knowledge of the Company, threatened against the Company that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Purchase. The Company is not subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Purchase.

3.12       Permits; Compliance with Law. To the best of its knowledge, the Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that could not reasonably be expected to have a material adverse effect on the Company. The Company is in compliance with the terms of the Company Permits, except where the failure so to comply could not reasonably be expected to have a material adverse effect on the Company. To the knowledge of the Company, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Purchase. As of the date of this Agreement, no investigation, inquiry or review by any Governmental Entity with respect to the Company is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation, inquiry or review, other than, in each case, those the outcome of which could not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Purchase.

3.13       Tax Matters.

(a)        The financial statements of the Company (the “Company Financial Statements”) reflect an adequate reserve for all taxes payable by the Company for all taxable periods and portions thereof through the Balance Sheet Date. The unpaid taxes do not exceed that reserve as adjusted for the passage of time through the Closing Date.

(b)        To the best of its knowledge, the Company is not under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company. No claim has ever been made by an authority in a jurisdiction where Company does not file tax returns that it is or may be subject to taxation by that jurisdiction.

(c)        There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

(d)        No liens for taxes exist with respect to any assets or properties of the Company, except for liens for taxes not yet due.

(e)        The Company is not liable for taxes of any other person nor is the Company a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(f)        The Company shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period.

(g)        As used in this Agreement, “taxes” shall include all state, local and foreign income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

(h)        The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for income tax purposes.

(i)        All material elections with respect to taxes affecting the Company are disclosed or attached to the Company’s tax returns.

(j)        There are no private letter rulings in respect of any tax pending between the Company and any taxing authority.

3.14       Intellectual Property.

(a)        Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) could not reasonably be expected to have a material adverse effect on the Company to the best knowledge of the Company and Gil Stiss:

(1)        the Company owns an interest in, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

(2)        no claims are pending or, to the best knowledge of the Company, threatened that the Company is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by and/or licensed to the Company and, to the best knowledge of the Company, there are no valid grounds for any such claims;

(3)        To the best of its knowledge, no person is infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by and/or licensed to the Company.

(4)        To the best of its knowledge, there are no valid grounds for any claim challenging the ownership or validity of any Intellectual Property owned by the Company or challenging the Company’s license or legally enforceable right to use any Intellectual Property licensed by it; and

(5)        all patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting.

(b)        For purposes of this Agreement, “Intellectual Property” means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data); licenses, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

(c)        Section 3.14(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to the Purchaser or its counsel correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 3.14(c) of the Disclosure Schedule also identifies each registered trademark used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3.14(c) of the Disclosure Schedule:

(i)  to the knowledge of Gil Stiss and the Company, the Company possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

(ii)  to the knowledge of Gil Stiss and the Company the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)  the Company has not received notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)  The Company has not agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, other than customary intellectual indemnities contained in its customer agreements.

(d)        Section 3.14(d) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission, other than “off the shelf” software licensed to the Company pursuant to shrinkwrap or clickwrap agreements. The Company has delivered to the Purchase or its counsel correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.14(d) of the Disclosure Schedule:

(i)  the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii)  no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii)  no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

(iv)  the Company not has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission in violation of such license, sublicense, agreement or permission.

3.15       Labor Matters. (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have had, or could reasonably be expected to have, a material adverse effect; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company does not have any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company which could reasonably be expected to have a material adverse effect.

3.16       Title to Property. The Company has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a material adverse effect; and, to the knowledge of the Company, all leases pursuant to which the Company leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a material adverse effect.

3.17       Accounts Receivable. The accounts receivable of the Company as reflected in the Balance Sheet Date financial statements, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company, are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not reasonably be expected to have a material adverse effect.

3.18       Absence of Certain Payments. None of the Company, or any of its respective affiliates, officers, directors, employees or agent or other people acting on behalf of any of them have (used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of the Company, or any of its affiliates, directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

3.19       Insurance. The Company maintains insurance set forth in section 3.19 of the Disclosure Schedule.

3.20       Full Disclosure. To the best of its knowledge, no statement contained in any certificate or schedule furnished or to be furnished by the Company to the Purchaser in, or pursuant to the provisions of, this Agreement, contains or will contain any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. To Gil Stiss’s and the Company’s knowledge, there is no fact known to the Company that has not been disclosed in writing to the Purchaser that would reasonably be expected to have or result in a material adverse effect.

3.21       Contracts. Section 3.21 of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party, which are in effect at the date of this Agreement:

(a)        any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $25,000 per annum;

(b)        any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

(c)        any agreement concerning a partnership or joint venture;

(d)        any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(e)        any material agreement concerning confidentiality or noncompetition;

(f)        any material agreement between the Company and its affiliates;

(g)        any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h)        any collective bargaining agreement;

(i)        any agreement for the employment of any individual on a full-time basis;

(j)        any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

(k)        any agreement under which the consequences of a default or termination would have a material adverse effect on the business, financial condition, operations or results of operations of the Company or a Company Subsidiary; or

(l)        any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Company has delivered to the Purchaser or its counsel a complete copy of each written agreement listed in Section 3.21 of the Disclosure Schedule (as amended to date). With respect to each such agreement: (i) the agreement is valid and binding on the Company and in full force and effect in all material respects; (ii) to Gil Stiss’s and the Company’s knowledge, no party is in material breach or default, and, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has provided the Company with notice of repudiation of any material provision of the agreement.

3.22       Real Property. The Company does not own any real property. Section 3.22 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. Company has delivered to the Purchaser or its counsel correct and complete copies of the leases and subleases listed in Section 3.22 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3.22 of the Disclosure Schedule, except as otherwise stated therein:

(a)        the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(b)        no party to the lease or sublease is in material breach or material default, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

(c)        to the Company’s knowledge, no party to the lease or sublease has repudiated any material provision thereof;

(d)        there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(e)        The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(f)        To the best of its knowledge, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, except where the lack of such approvals, licenses or permits would not have a material adverse effect on the Company, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

3.23       No Other Representations. The Company and Vendors shall not be deemed to have made a representation or warranty to the Purchaser other than those expressly set forth in Sections 2 and 3 above.

ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company as of the date hereof and as of the Closing that, except as otherwise provided in the Disclosure Schedule or in Purchaser’s Form 10K for 2005 or Form 10Q for end of March 2006 (the “SEC Documents”) :

4.1         Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not be reasonably expected to (i) prevent or materially delay the consummation of the Purchase or (ii) have a material adverse effect on the Purchaser. The Purchaser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a material adverse effect on the Purchaser or prevent or materially delay the consummation of the Purchase. The Purchaser has made available to the Vendors and Company complete and correct copies of its certificate of incorporation and bylaws.

4.2         Authority. The Purchaser has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by the Purchaser, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. The Board of Directors of the Purchaser, unanimously adopted resolutions approving this Agreement and the Purchase.

4.3         Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”), or the Nevada revised Statutes Chapter 78, neither the execution, delivery or performance of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws of the Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not be reasonably expected to prevent or materially delay the consummation of the Purchase), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults that could not be reasonably be expected to have a material adverse effect on the Purchaser or prevent or materially delay the consummation of the Purchase.

4.4         Sophisticated Purchaser. The Purchaser (including its members) has such knowledge, experience and sophistication in business and financial matters as to be capable of evaluating the merits and risks of the Purchase, is able to bear the economic risk of such purchase and is able to afford a complete loss of such purchase. Without derogating or limiting the rights and remedies of the Purchaser with respect to misrepresentation or omissions on the part of the Company, the Purchaser represents that it has been furnished by the Company and the Vendors with all documents and information regarding the Company which the Purchaser has requested; The Purchaser has been afforded the opportunity to ask questions and receive answers from duly authorized officers or other representatives of the Company, concerning the Company’s business, assets, legal, intellectual property and financial position, as well as any additional information which they have requested and based on the above the Purchaser has decided to enter into this Agreement.

4.5         Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by the Neither the Purchaser nor any of its to the Vendors or Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. To the Purchaser’s knowledge, there is no fact known to the Purchaser that has not been disclosed in writing to the Company or Vendors that would reasonably be expected to have or result in a material adverse effect.

4.7         No Other Representations. The Purchaser shall not be deemed to have made a representation or warranty to the Vendors or Company other than those expressly set forth in Article IV above.

ARTICLE III

Covenants

5.1         Covenants. Each of the Vendors, Company and the Purchaser agrees as to itself that (except as expressly contemplated or permitted by this Agreement, as set forth in the Disclosure Schedule or to the extent that the other party shall otherwise consent in writing in advance), from and after the execution of this Agreement through the earlier of Closing or termination of this Agreement:

(a)        Ordinary Course. Each of the Company and the Purchaser shall, and the Company shall cause the Company Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course and each of the Company and the Purchaser shall, and the Company shall cause the Company Subsidiaries to, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company or the Purchaser, respectively.

(b)        Dividends; Changes in Stock. Neither the Company nor the Purchaser shall, and the Company shall not permit the Company Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of its subsidiaries or any other securities thereof.

(c)        Issuance of Securities. The Company shall not, and the Company shall not permit the Company Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than the issuance of shares of the Company Ordinary Shares upon the exercise of the Company options or Company warrants outstanding on the date of this Agreement and in accordance with the terms of such the Company options or Company warrants.

(d)        Governing Documents. Neither the Company nor the Purchaser shall, and the Company shall not permit any of the Company Subsidiaries to, amend or propose to amend its certificate or articles of incorporation or bylaws (or similar organizational documents).

(e)        No Acquisitions. Neither the Company nor the Purchaser shall, and the Company shall not permit any of the Company Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any substantial assets of (other than inventory and equipment in the ordinary course consistent with past practice, to the extent not otherwise prohibited by this Agreement), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof.

(f)        No Dispositions. Other than dispositions in the ordinary course of business consistent with past practice, neither the Company nor the Purchaser shall, and the Company shall not permit any of the Company Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

(g)        Indebtedness. The Company shall not, and the Company shall not permit any of the Company Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company, or any of the Company Subsidiaries, guarantee any debt securities of others, enter into any “keep-well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other person.

(h)        Advice of Changes; Filings. Each of the Company and the Purchaser shall confer with the other party on a regular and frequent basis as reasonably requested by the other party, report on operational matters and promptly advise the other party orally and, if requested by the other party, in writing of any change or event having, or which, insofar as can reasonably be foreseen, is likely to have, a material adverse effect on the Company or the Purchaser, as applicable. Each of the Company and the Purchaser shall promptly provide to the other party (or its counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(i)        Accounting Changes. Neither the Company nor the Purchaser shall make any material change, other than in the ordinary course of business, consistent with past practice, or as required by the SEC, PCAOB or law, with respect to any accounting methods, principles or practices used by such party (except insofar as may be required by a change in GAAP, of which the other party shall be promptly notified).

(j)        Discharge of Liabilities. Except for fees and expenses related to the transactions contemplated herein, neither the Company nor the Purchaser shall, and the Company shall not permit any of the Company Subsidiaries to, without the prior written consent of the other party, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of (i) liabilities recognized or disclosed in the Company Financial Statements, (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (iii) the liabilities of the Company set forth in Section 5.01(j) of the Disclosure Schedule. Neither the Company nor the Purchaser shall, and the Company shall not permit any of the Company Subsidiaries to, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which such party or any of its subsidiaries is a party.

(k)        Compensation of Employees. Neither the Company nor the Purchaser or any of the Company Subsidiaries will, without the prior written consent of the other party, except as may be required by law or otherwise provided in this Agreement, (i) enter into, adopt, amend or terminate any Company Benefit Plan, or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, executive officer or current or former key employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as required by any Company Benefit Plan or agreement with such employees existing on the date of this Agreement, (iii) enter into, adopt, amend or terminate any Company Benefit Plan or other benefit plan or agreement, arrangement, plan or policy for the benefit of any employees other than increases in compensation as required by written agreement, or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock).

(l)        Material Contracts. Neither the Company nor the Purchaser or any of the Company Subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the such party is a party, or (ii) waive, release or assign any material rights or claims.

(m)        No Dissolution, Etc. Neither the Company nor the Purchaser shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of the Company or the Purchaser or any of its subsidiaries, respectively.

(n)        Tax Election. Neither the Company nor the Purchaser or any of the Company Subsidiaries shall not make any tax election or settle or compromise any material income tax liability.

(o)        Other Actions. Neither the Vendors, Company nor the Purchaser shall nor will the Company permit any of the Company Subsidiaries to take or agree or commit to take any action that is reasonably likely to result in any of the Vendors’, Company’s or the Purchaser’s, as applicable, representations or warranties hereunder being untrue in any material respect at, or as of any time prior to, the Closing, without the prior written consent of the other party.

(p)         Financing. From the date of this Agreement until its termination the Purchaser shall use its best commercial efforts to obtain financing on terms acceptable to the Company of not less than $40,000 per month to finance the monthly business operations of the Company to be paid no later than the last day of each month.

(q)        General. Neither the Vendors, Company nor the Purchaser shall, and the Company shall not permit the Company Subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions described in this Section 5.1.

5.2         No Solicitation.

(a)        The Vendors, Company and its officers, directors, employees, representatives and agents and the Purchaser and its officers, directors, employees, representatives and agents all shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). From and after the date hereof until the termination of this Agreement, neither the Company nor the Purchaser shall, nor the Company shall not permit any of the Company Subsidiaries to, authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or the Purchaser, the Company Subsidiaries, as applicable or 20% or more of any class of equity securities of the Company, or any of the Company Subsidiaries, as applicable, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or the Company Subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Purchaser, or any of the Company Subsidiaries, as applicable, (other than the transactions between the parties hereto contemplated by this Agreement), or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Purchase or which could reasonably be expected to dilute materially the benefits to the other party hereto of the transactions contemplated hereby.

(b)        The Company shall promptly advise the Purchaser orally and in writing of any request for information relating to a potential or actual Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal.

5.3         Other Actions. The Vendors, Company or the Purchaser shall not, and the Company shall not permit any of the Company Subsidiaries to, take any action that could reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Purchase set forth in Article V hereof not being satisfied in all material respects.

ARTICLE IVI

Additional Agreements

6.1         Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which it shall use reasonable efforts to be released), the Vendors, Company and the Purchaser shall, and the Company cause each of the Company Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel and other representatives of the other party (on a need to know basis) access, during normal business hours to all their respective properties, books, contracts, commitments and records and, during such period, the Vendors, Company and the Purchaser shall (and shall cause each of its subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements, and (b) all other information concerning its business, properties and personnel as the other party may reasonably request.

6.2         Reasonable Efforts. Each of the Vendors, Company, the Purchaser agrees to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Purchase (which actions shall include furnishing all information required in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Purchase. Each of the Vendors, Company, the Purchaser, and the Company shall cause the each of the Company Subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by the Purchaser, the Company, any of the Company Subsidiaries in connection with the Purchase or the taking of any action contemplated by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of or hold separate any material assets.

6.3         Confidentiality. Prior to the Closing, each of the Company and the Purchaser shall, and shall cause its affiliates (as defined in Section 9.3) and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any information of any kind concerning the other party and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by such party, any of its affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to such party, any of its affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis, and (iii) information that is required to be disclosed by such party, any of its affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Entity; and provided further that such party promptly shall notify the other party of any disclosure pursuant to clause (iii) of this Section 6.3. Promptly after any termination of this Agreement, each of the Company and the Purchaser, and their respective representatives shall return to the other party or destroy all copies of documentation with respect to the other party that were supplied by or on behalf of the other party pursuant to this Agreement, without retaining any copy thereof.

6.4         Fees and Expenses.  Except as provided below in this Section 6.4, all fees and expenses incurred in connection with the Purchase, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, provided that the Purchaser shall pay all such fees and expenses of the Company upon consummation of the Purchase.

6.5         Gil Stiss’ Employment. At Closing the Purchaser shall cause the Company to enter into the Employment Agreement attached hereto as Appendix 6.5.

6.6         Promissory Notes. The Purchaser shall provide the Company with funds to pay-off all the promissory notes detailed in Section 3.21(p ) ix - xii of the Disclosure Schedule, according to the terms of such notes, as may be amended.

ARTICLE VI

Conditions

7.1         Conditions to Each Party’s Obligation To Effect the Purchase. The respective obligation of each party to effect the Purchase shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)        All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Purchase or have a material adverse effect on the Purchased Shares, Company or the Purchaser, shall have been obtained; and

(b)        No Governmental Entity or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, or any ruling, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Purchase or the transactions contemplated by this Agreement; provided, however, that each of the parties shall have used reasonable efforts (subject to the other terms and conditions of this Agreement) to prevent the entry of any such injunction or other order.

7.2         Conditions to Obligations of the Purchaser to Effect the Purchaser. The obligations of the Purchaser to effect the Purchase are further subject to satisfaction or waiver at or prior to the Closing Date of the following conditions.

(a)        There shall not have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a material adverse effect on the Purchased Shares or the Company;

(b)        The representations and warranties of the Vendors or the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(c)        The representations and warranties of the Vendors or the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

(d)        The Vendors and Company shall have performed in all material respects all obligations required to be performed by them under this Agreement;

(e)        The Vendors and an officer of the Company shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified in Sections 7.2 (a), (b), (c) and (d) is satisfied in all respects;

(f)        All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which the Company is a party, or by which it is bound, as may be required to be obtained by it in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Purchase or have, individually or in the aggregate, a material adverse effect on Company or the Purchased Shares, shall have been obtained;

(g)        The Purchaser shall have received an opinion, dated the Closing Date, of Balter, Guth, Aloni & Co., counsel to the Company, in form and substance reasonably satisfactory to the Purchaser with respect to Sections 3.3 and the Company’s signatory rights, relaying on declarations of Mr. Gil Stiss and Mr. Yoav Hirsh. (c) No suit, action or proceeding before any court or any governmental or regulatory authority shall have been commenced and be pending by any person against the Vendors, Company, the Purchaser, or any of their affiliates, associates, officers or directors (i) challenging the Purchase, seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to obtain any substantial damages relating to the consummation of the transactions contemplated by this Agreement, (ii) seeking to prohibit or impose any material limitation on the ownership or operation by the Purchaser (or any of its affiliates or subsidiaries) of all or a material portion of the business or assets or properties of the Company or the Purchased Shares or to compel the Purchaser (or any of its affiliates or subsidiaries) to dispose of or hold separate all or any portion of the business or assets of the Company, (iii) seeking to impose any material limitation upon the ability of the Purchaser (or any of its affiliates) effectively to acquire or hold or to exercise full rights of ownership of the Company, or (iv) which otherwise is reasonably likely to have a material adverse effect on the Company or he Purchased Shares;

(h)        The Company shall deliver to the Purchaser audited financial statements, pursuant to Section 3.6, for its fiscal year ended December 31, 2005;

(i)        A transfer deed signed by Mr. Gil Stiss for the transfer of all of his right, title and interest in the patent, detailed in Disclosure Schedule 3.14(c) to the Company

7.3         Conditions to Obligations of the Company and the Vendors to Effect the Purchase. The obligations of the Company and the Vendors to effect the Purchase are further subject to satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)        There shall not have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a material adverse effect on the Purchaser;

(b)        The representations and warranties of the Purchaser in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(c)        The representations and warranties of the Purchaser in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

 (d)        The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement;

(e)        The Purchaser shall have delivered to the Vendors a certificate to the effect that each of the conditions specified in Sections 7.3 (l), (m), (n) and (o) is satisfied in all respects;

(f)        All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which the Purchaser is a party, or by which it is bound, as may be required to be obtained by it in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Purchase or have, individually or in the aggregate, a material adverse effect on Company, shall have been obtained;

(g)        No suit, action or proceeding before any court or any governmental or regulatory authority shall have been commenced and be pending by any person against the Vendors, Company, the Purchaser, or any of their affiliates, associates, officers or directors (i) challenging the Purchase, seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to obtain any substantial damages relating to the consummation of the transactions contemplated by this Agreement, (ii) seeking to prohibit or impose any material limitation on the ownership or operation by the Purchaser (or any of its affiliates or subsidiaries) of all or a material portion of the business or assets or properties of the Company or the Purchased Shares or to compel the Purchaser (or any of its affiliates or subsidiaries) to dispose of or hold separate all or any portion of the business or assets of the Company, (iii) seeking to impose any material limitation upon the ability of the Purchaser (or any of its affiliates) effectively to acquire or hold or to exercise full rights of ownership of the Company, or (iv) which otherwise is reasonably likely to have a material adverse effect on the Company or he Purchased Shares;

ARTICLE XIII

Deliveries at Closing

At the Closing date, the Parties shall, inter alia, meet, perform and deliver the following:

8.1         The Vendors and the Company shall deliver to the Purchaser:

(a) executed deeds of transfer, properly endorsed or otherwise in proper form for transfer for the Purchased Shares pursuant to Section 1.1(a).

(b) Assignment of loans pursuant to Section 1.1(a).

(c ) A transfer deed signed by Mr. Gil Stiss for the transfer of all of its right in the patent, detailed in Disclosure Schedule 3.14(c) to the Company.

(d) Audited financial statements of the Company for the year ended 2005 pursuant to Section 7.2(ka).

(e) Certificates as to satisfaction of conditions pursuant to section 7.2(g).

(f) Opinion of counsel pursuant to Section 7.2(i).

(g) Letter from Shikumit Ltd., in form satisfactory to Purchaser, waiving any and all claims or demands against Company.

8.2         (a) Purchaser shall deliver to the Vendors the Purchase Price pursuant to Section 1.4.

              (b) The Purchaser shall deliver to the Vendors and the Company certificates as to satisfaction of conditions pursuant to Section 7.2(p).

8.3         All actions to be taken and documents to be delivered at the Closing, shall be deemed to take place simultaneously and none of them shall be deemed to have occurred or to have been delivered until all shall have occurred and been delivered.

ARTICLE IX

Termination and Amendment

9.1         Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)        by written consent of the Parties;

(b)        by any Party if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action (that has not been vacated, withdrawn or overturned) permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of the Company pursuant to the Purchase;

(c)        by any Party, if the representations and warranties of another Party shall not have been true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect, or (y) prevent or materially delay the consummation of the Purchase, provided that such breach has continued without cure for a period of 20 days after receipt of the notice of breach;

(d)        by any Party if the Closing shall not have occurred on or before July 1, 2006, unless extended by agreement of the Parties hereto.

9.2         Effect of Termination. In the event of a termination of this Agreement by any Party as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the any Party or their respective officers, directors, stockholders or affiliates, except with respect to Section 6.3, this Section 9.2 and Article X; provided,however, that nothing herein shall relieve the Purchaser or the Company or the Vendors for liability for any breach hereof.

9.3         Amendment This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4         Waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

Miscellaneous

10.1       Survival of Representations and Warranties The representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of 18 months. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

10.2       Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight next business day delivery, or by facsimile delivery followed by overnight next business day delivery, as follows:

(a) if to Vendors	Mr. Gil Stiss 41 Nahal Lacish St., Asdod Israel Mr. Yoav Hirsh 29 Inbar St., P.O. Box 4056 Cesarea 38900 Israel Mr. Shlomo Helbershtat 65 Harakun St., Hod-Hasharon Israel

(b) if to the Company, to:	IDO Security 2000 Ltd. 6 Sapir St., Reshon-Lezion Israel
(c ) if to Purchaser, to:	To be provided at Closing. Unitil such date c/o Aboudi & Brounstein

With a copy to:	Aboudi & Brounstein Law offices Gavish 3, Kfar Saba, Israel Fax: 972-9-764-4834 or to such other address as any of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted from the date of transmission.

10.2      Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, and the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. As used in this Agreement, “material adverse change” or “material adverse effect” means, when used in connection with a person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, prospects, assets (including intangible assets), financial condition or results of operations of such person and its subsidiaries taken as a whole.

10.3        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when said counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.4       Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b)  are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.5       Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Israel and, to the extent provided herein, the Nevada Revised Statutes Chapter 78, without regard to any applicable conflicts of law.

10.6       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

10.7       No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth in this Agreement shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VIII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the date first written above.

IDO SECURITY LIMITED

By:	/s/ Gill Stiss

President

THE MEDICAL EXCHANGE INC.

By:	/s/ Michael Golberg

President

List Vendors

/s/ Gil Stiss
Gil Stiss

/s/ Yoav Hirsh Yoav Hirsh

/s/ Shlomo Helbershtat Shlomo Helbershtat

/s/ Gerald Brounstein Aboudi & Brounstein, Law Offices

Appendix A

Name	# of Shares of Company	Purchase Price
Gil Stiss	780	$655,000

Yoav Hirsh	200	$250,000

Shlomo Helbershtat	20	$95,000

Aboudi & Brounstein	25	0